Exhibit (d)-(4)

STRICTLY CONFIDENTIAL

Execution Version

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of September 18, 2019 (this “Agreement”), by and among PW Medtech Group Limited, a Cayman Islands company (the “Seller”) and Beachhead Holdings Limited, a Cayman Islands company (the “Purchaser” together with the Seller, each a “Party” and collectively, the “Parties”). Capitalized terms not otherwise defined shall have the meanings ascribed in Section 6.1 hereof.

WHEREAS, the Seller is the owner of 6,321,000 Ordinary Shares of the Issuer;

WHEREAS, the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, all of the Seller’s right, title and interest in and pertaining to 1,000,000 Ordinary Shares of the Issuer (the “Sale Shares”) at the Purchase Price, all upon the terms and conditions hereinafter set forth;

WHEREAS, on the date hereof, the Seller and the Purchaser, among other parties, submitted a non-binding proposal to acquire the Issuer (the “Acquisition Proposal”); and

WHEREAS, on the date hereof, the Seller, the Purchaser and other parties thereto entered into that certain Consortium Agreement (“Consortium Agreement”) in connection with the Acquisition Proposal;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1. PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer and assign to the Purchaser, at the Closing (as defined below), the Sale Shares and all of the Seller’s right, interest and title therein (including all dividends, distributions and other benefits attaching to the Sale Shares) for the Purchase Price.

1.2 The Closing.

(a) The closing of the purchase and sale of the Sale Shares and the other transactions contemplated hereby (the “Closing”) shall take place on the date that is the fifth (5th) Business Day following the date on which all the conditions set forth under Sections 4.1 and 4.2 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date as may be agreed by all the Parties (the “Closing Date”).

(b) At the Closing:

(i) the Seller shall deliver, or cause to be delivered, to the Purchaser:

(A) the original share certificates representing the Sale Shares;

(B) a duly executed instrument of transfer from the Seller in respect of the Sale Shares in favor of the Purchaser in accordance with the then-effective memorandum and articles of association of the Issuer; and

(C) copies of the director and shareholder resolutions of the Seller duly authorizing and approving this Agreement and the transactions contemplated hereby; and

(ii) the Purchaser shall deliver, or cause to be delivered, to the Seller:

(A) immediately available funds by wire transfer into an account designated by the Seller in the amount of the Purchase Price; and

(B) a copy of the director resolutions of the Purchaser duly authorizing and approving this Agreement and the transactions contemplated hereunder.

(c) Unless otherwise agreed by the Seller and the Purchaser, all actions at Closing are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at Closing have been made.

2. PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser makes the following representations and warranties to the Seller as of the date hereof and the Closing Date:

2.1 Authority; Binding Effect. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of the Purchaser and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all of its obligations hereunder, including the purchase of the Sale Shares, have been taken prior to the Closing. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the due execution and delivery thereof by the Seller) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

2.2 No Conflicts. Except as would not have a material impact on the Purchaser’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder and to the extent permitted under the IRAs (including any amendment or waiver of any provision thereof), the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and compliance by the Purchaser with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default under, require any consent or other action by any Person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of any Person or to a loss of any benefit to which the Purchaser is entitled, or result in the creation or imposition of any tax, Lien (as defined below), limitation or restriction upon any property or assets of the Purchaser pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or to which any of the property or assets of the Purchaser is subject, or (ii) result in any violation of the provisions of Organizational Documents of the Purchaser or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Purchaser or any of its properties.

2.3 No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, or any other action by or in respect of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the entry into of this Agreement by the Purchaser or the performance by the Purchaser of its obligations hereunder or the purchase of the Sale Shares by the Purchaser and the consummation of the transactions contemplated herein.

2.4 Purchase for Investment. The Purchaser has access to such information of the Issuer as shall have been reasonably necessary for the Purchaser to evaluate the merits and risks of the transactions contemplated by this Agreement. The Purchaser is acquiring the Sale Shares for investment for its own account and not with a view toward any resale or distribution thereof except in compliance with the Securities Act. Except in connection with the Acquisition and the Acquisition Proposal (including any direct or indirect equity syndication arranged or to be arranged by the Purchaser in connection therewith), the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any person with respect to the Sale Shares. The Purchaser hereby acknowledges that the Sale Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration thereunder or an exemption therefrom, unless in a transaction not subject to the Securities Act.

2.5 Purchaser Status. The Purchaser either (i) is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) is not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

2.6 Sophisticated Investor. The Purchaser has such knowledge and experience in financial and business matters to make an informed decision with respect to the Purchaser’s purchase of the Sale Shares. The Purchaser is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Sale Shares pursuant to this Agreement. In connection with such purchase, the Purchaser is not relying on the Seller or any of the Seller’s Affiliates or representatives in any respect in making its decision to make such purchase except for such representations and warranties of the Seller made under Article III.

2.7 Sufficient Funds. Immediately prior to the Closing, the Purchaser will have sufficient immediately available and legitimate funds to fulfill its obligations under Section 1.2(b)(ii)(A).

3. SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller makes the following representations and warranties to the Purchaser as of the date hereof and the Closing Date:

3.1 Authority; Binding Effect. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of the Seller and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all of its obligations hereunder, including the sale of the Sale Shares, have been taken prior to the Closing. This Agreement has been duly and validly executed and delivered by the Seller and (assuming the due execution and delivery thereof by the Purchaser) constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

3.2 Ownership and Transfer. Other than the PWM IRA, the Seller is the sole record and beneficial owner of the Sale Shares, free and clear of any mortgage, lien, pledge, charge, security interest or other encumbrance (collectively, “Liens”) and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Sale Shares), and will transfer and deliver to the Purchaser at the Closing valid, good and marketable title to the Sale Shares free and clear of any Lien and any such limitation or restriction.

3.3 No Conflicts. Except as would not have a material impact on the Seller’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder, the execution and delivery of this Agreement and the sale and delivery of the Sale Shares by the Seller and the consummation of the transactions contemplated herein and compliance by the Seller with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default under, require any consent or other action by any Person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of any Person or to a loss of any benefit to which the Seller is entitled, or result in the creation or imposition of any tax, Lien, limitation or restriction upon the Sale Shares or any property or assets of the Seller, pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Seller is a party or by which the Seller is bound, or to which any of the property or assets of the Seller is subject, or (ii) result in any violation of the provisions of Organizational Documents of the Seller or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Seller or any of its properties.

3.4 No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, or any other action by or in respect of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the entry into of this Agreement by the Seller or the performance by the Seller of its obligations hereunder or the sale and delivery of the Sale Shares by the Seller and the consummation of the transactions contemplated herein.

4. CONDITIONS PRECEDENT

4.1 The obligations of the Seller to consummate the Closing and under Section 1.2(b)(i) hereof are subject to the following conditions:

(a) All of the representations and warranties of the Purchaser contained in Section 2 shall be true and correct in all material respects (other than the Purchaser’s representations and warranties set forth in Section 2.1 which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date.

(b) The Purchaser has performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

(c) The definitive agreement for the acquisition (the “Acquisition”) contemplated under the Acquisition Proposal (as may be amended from time to time, the “Definitive Agreement”) shall have been entered into.

(d) All consents or waivers necessary for the Seller to consummate the transactions contemplated hereby (including such waiver granted by the Issuer to the Seller, the Purchaser and other parties thereto dated as of September 18, 2019) shall have been obtained and remain valid.

(e) Shareholders of the Seller shall have duly approved the transactions contemplated hereby at an Extraordinary General Meeting of the Seller in accordance with requirements of the Hong Kong Listing Rules and the Organizational Documents of the Seller.

(f) The Seller shall remain one of the Initial Consortium Members as defined under the Consortium Agreement.

(g) No provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, shall prohibit the consummation of the Closing.

4.2 The obligations of the Purchaser to consummate the Closing and under Section 1.2(b)(ii) hereof are subject to the following conditions:

(a) All of the representations and warranties of the Seller contained in Section 3 shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 3.1 and 3.2 which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date.

(b) The Seller has performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

(c) The Definitive Agreement shall have been entered into.

(d) All consents or waivers necessary for the Purchaser to consummate the transactions contemplated hereby (including such waiver granted by the Issuer to the Seller, the Purchaser and other parties thereto dated as of September 18, 2019) shall have been obtained and remain valid.

(e) No provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, shall prohibit the consummation of the Closing.

5. COVENANTS

5.1 Notification. Each Party to this Agreement will notify the other Party as soon as reasonably practicable (but in any event prior to the Closing Date) in the event it comes to such Party’s attention that any of such Party’s representations or warranties set out in this Agreement has ceased to be true and accurate in any material respect or there has been any breach by such Party of any of its agreements contained in this Agreement or any failure by such Party to comply with any of its obligations contained in this Agreement.

5.2 Price Adjustment.

(a) In the event that (i) the Acquisition is consummated and (ii) the Catherine Take-Private Per Share Consideration is greater than the Per Share Consideration, the Purchaser shall deliver, or cause to be delivered, within ten (10) Business Days after the consummation of the Acquisition, a wire transfer of immediately available funds into an account designated by the Seller in an amount equal to the product of (A) the number of Sale Shares multiplied by (B) the excess of (1) the Catherine Take-Private Per Share Consideration over (2) the Per Share Consideration.

(b) In the event that (i) the Definitive Agreement is fully executed and delivered by the parties thereto but subsequently terminated pursuant to the terms thereof, (ii) the Catherine Take-Private Per Share Consideration is greater than the Per Share Consideration, and (iii) a Take-Private Transaction other than the Acquisition (each such Take-Private Transaction, an “Other Take-Private Transaction”) is consummated within twelve (12) months from such termination and none of the Ordinary Shares held by the Purchaser are rolled over in such Take-Private Transaction, the Purchaser shall deliver, or cause to be delivered, within ten (10) Business Days after the consummation of such Other Take-Private Transaction, a wire transfer of immediately available funds into an account designated by the Seller in an amount equal to the product of (A) the number of Sale Shares multiplied by (B) the excess of (1) the Catherine Take-Private Per Share Consideration (without regard to the fact that the Acquisition has not consummated) over (2) the Per Share Consideration.

5.3 SEC Filings. Each Party agrees, confirms and undertakes that promptly upon the signing of this Agreement and in any event within the time required by applicable law, such Party shall file an ownership report on Schedule 13D (or the amendment thereto) to announce this Transaction and the Parties’ intention to form a consortium to consummate the Acquisition.

5.4 Seller’s Covenant. In connection with the condition precedent set out in Section 4.1(e):

(a) the Seller shall: (i) prepare, finalize and post a circular to its shareholders and/or such other announcements, documents, notices and communications as may be required by the Hong Kong Listing Rules and the Organizational Documents of the Seller (collectively, the “Required Shareholder Communication”), in each case, subject to clearance of the same (if required) by The Stock Exchange of Hong Kong Limited, as soon as practicable, which shall, amongst other things, convene the Extraordinary General Meeting to consider resolutions to be passed by the relevant shareholders for the purposes set out in Section 4.1(e) and (ii) hold such Extraordinary General Meeting as soon as practicable;

(b) the Seller undertakes to provide the Purchaser (or advisers nominated by the Purchaser) with draft copies of the Required Shareholder Communication to be sent to the Seller’s shareholders at such time as will allow the Purchaser a reasonable opportunity to provide comments on such draft copies of Required Shareholder Communication before they are finalised and despatched or released; and

(c) subject to the requirements under the Hong Kong Listing Rules and the Organizational Documents of the Seller, the Seller undertakes and agrees to consider any reasonable comments provided by the Purchaser pursuant to Section 5.4(b).

6. MISCELLANEOUS

6.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 6.1:

“Affiliate” means, with respect to a person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such person.

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States or any day on which banking institutions in the State of New York, the People’s Republic of China, Hong Kong, or the Cayman Islands are authorized or required by law or other governmental action to close.

“Catherine Take-Private Per Share Consideration” means the per share cash consideration paid or payable per Ordinary Share as set forth in the fully executed Definitive Agreement for the Acquisition.

“Consortium Agreement” means the Consortium Agreement, dated on or about the date hereof, by and among the Seller, the Purchaser and September 18, 2019, as amended.

“Control” of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“IRAs” means, collectively, (i) the PWM IRA; and (ii) that certain investor rights agreement, dated as of August 24, 2018, by and between the Company and the Purchaser.

“Issuer” means China Biologic Products Holdings, Inc., a Cayman Islands exempted company.

“Ordinary Shares” means ordinary shares, par value of US$0.0001 per share, of the Issuer.

“Organizational Documents” means, with respect to any person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

“Per Share Consideration” means US$101.00.

“Purchase Price” means the aggregate amount equal to the Per Share Consideration multiplied by the number of Sale Shares.

“PWM IRA” means that certain investor rights agreement, dated as of January 1, 2018, by and between the Issuer and the Seller.

“Securities Act” means the Securities Act of 1933, as amended.

“Take-Private Transaction” means any acquisition transaction pursuant to which the Ordinary Shares would be delisted from the NASDAQ and deregistered under the Exchange Act.

6.2 Termination. This Agreement may be terminated prior to the Closing (a) by mutual written consent of the Seller and Purchaser, or (b) by the Seller or by the Purchaser if the Closing shall not have occurred within six (6) months from the date hereof; provided, that a Party shall not have the right to terminate this Agreement pursuant to this Section 6.2(b) if such Party is then in material breach of this Agreement.

6.3 Further Assurances. The Parties agree to execute and deliver such other documents or agreements and to take such other action as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

6.4 Complete Agreement; Amendments; Waivers. This Agreement constitutes the complete agreement between the Parties with respect to the subject matter hereof, supersedes any previous agreement or understanding between them relating hereto and may not be modified, altered or amended except as provided herein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

6.5 Expenses. Each Party shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

6.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

6.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party hereto (by operation of law or otherwise) without the prior written consent of the other Party and any attempted assignment without the required consent shall be void; provided that prior to the Closing, the Purchaser may assign its rights and obligations hereunder to its Affiliates without the prior written consent of the Seller.

6.8 Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

6.9 Dispute Resolution.

(a) Any dispute, actions and proceedings against any Party arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.9 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 6.9(a), any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

(c) The Parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in this Section 6.9, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) any other Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

6.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by international courier to the Parties at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Seller, to:

PW Medtech Group Limited

Building 1, No. 23 Panlong West Road

Pinggu District, Beijing

PRC 101204

Attention: George Chen

With a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Suite 1509, 15/F, Jardine House

1 Connaught Place, Central

Hong Kong

Attention: Weiheng Chen

If to the Purchaser, to:

Beachhead Holdings Limited

Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong

Attention: Andrew Chan

With a copy to each of (which shall not constitute notice):

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention: Gary Li; Xiaoxi Lin

6.11 Survival. All of the representations, warranties, covenants and agreements of the Parties in this Agreement shall survive the Closing.

6.12 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

PW Medtech Group Limited (普华和顺集团公司)

By:	/s/ Yue’e Zhang
Name:	Yue’e Zhang
Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

Beachhead Holdings Limited

By:	/s/ Hui Li
Name:	Hui Li
Title:	Director

[Signature Page to Share Purchase Agreement]